Exhibit 99.2

Quarterly Financial Data

Year to Date September 30, 2007

(Unaudited)

(In millions, except per share data)	First (a)	Second (a)	Third (a)	YTD (a)
Sales	$1,607.5	$2,037.7	$1,982.0	$5,627.2

Cost of sales	1,150.3	1,431.4	1,404.7	3,986.4
Income from continuing operations before income taxes	91.7	227.2	194.5	513.4
Income taxes	34.5	76.0	65.3	175.8

Income from continuing operations	57.2	151.2	129.2	337.6

Income (loss) from discontinued operations	116.1	24.8	(67.3)	73.6

Net income	$173.3	$176.0	$61.9	$411.2

Basic net income per common share:
Income from continuing operations	$0.29	$0.75	$0.65	$1.68
Income (loss) from discontinued operations	0.57	0.12	(0.34)	0.37

Net income	$0.86	$0.87	$0.31	$2.05

Diluted net income per common share:
Income from continuing operations	$0.28	$0.73	$0.63	$1.63
Income (loss) from discontinued operations	0.56	0.11	(0.33)	0.36

Net income	$0.84	$0.84	$0.30	$1.99

Weighted average common shares:
Basic	200.6	202.8	199.5	201.0
Diluted	206.2	208.4	204.5	206.5

Year Ended December 31, 2006

(Unaudited)

(In millions, except per share data)	First (b)	Second (b)	Third (b)	Fourth (b)
Sales	$1,463.4	$1,858.5	$1,840.0	$1,596.2
Cost of sales	1,054.4	1,291.4	1,303.9	1,154.2
Income from continuing operations before income taxes	62.4	205.0	178.8	97.4
Income taxes	20.0	59.0	55.7	23.0

Income from continuing operations	42.4	146.0	123.1	74.4
Income from discontinued operations	41.7	45.7	27.8	39.9

Net income	$84.1	$191.7	$150.9	$114.3

Basic net income per common share:
Income from continuing operations	$0.21	$0.72	$0.62	$0.40
Income from discontinued operations	0.20	0.23	0.14	0.17

Net income	$0.41	$0.95	$0.76	$0.57

Diluted net income per common share:
Income from continuing operations	$0.20	$0.71	$0.60	$0.39
Income from discontinued operations	0.20	0.22	0.14	0.17

Net income	$0.40	$0.93	$0.74	$0.56

Weighted average common shares:
Basic	205.1	202.4	199.8	199.5
Diluted	209.6	207.1	204.2	204.4

(a) The first quarter of 2007 includes operational consolidation expenses of $0.3 million ($0.2 million after tax); the second quarter of 2007 includes operational consolidation expenses of $0.9 million ($0.5 million after tax) and the third quarter of 2007 includes operational consolidation expenses of $1.3 million ($1.0 million after tax). Income taxes in the first quarter of 2007 included tax expense of $1.2 million related to miscellaneous tax items; income taxes in the second quarter of 2007 include $1.7 million of benefits primarily related to foreign audit settlements and the expiration of statute of limitations and income taxes in the third quarter of 2007 include $1.9 million of expense, which included adjustments of the 2006 tax provision to the final filed returns.

(b) The first quarter of 2006 includes operational consolidation expenses of $0.6 million ($0.4 million after tax); the second quarter of 2006 includes a benefit from operational consolidation expenses of $0.5 million ($0.4 million after tax); the third quarter of 2006 includes operational consolidation expenses of $0.5 million ($0.4 million after tax) and the fourth quarter of 2006 includes operational consolidation expenses of $1.5 million ($1.0 million after tax). Income taxes in the first quarter of 2006 included net tax expense of $0.1 million from miscellaneous tax items; income taxes in the second quarter of 2006 included a tax benefit of $6.5 million, which primarily related to the reduction of a tax contingency as a result of an expiring statute of limitations in a jurisdiction outside of the United States; income taxes in the third quarter of 2006 included $1.4 million of tax benefits primarily related to adjustments to the 2005 tax provision to agree to the final tax return and income taxes in the fourth quarter included $12.1 million of benefits primarily related to adjustments related to tax contingencies and valuation allowances. The fourth quarter of 2006 includes a $15.4 million gain associated with the sale of assets and income taxes includes $5.1 million of taxes associated with the sale.

The sum of each line for the four quarters does not necessarily equal the amount reported for the full year because of rounding and, for per share amounts, because of the effect of averaging the shares used in the calculation.

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